Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the inclusion of our report, dated August 6, 2008 relating to the consolidated financial statements of Tamale Software, Inc. and Subsidiary as of December 31, 2007 and 2006, and for each of the two years in the two-year period ending December 31, 2007 included in this Form 8-K/A of Advent Software, Inc., into Advent Software, Inc.’s previously filed Registration Statements on Form S-8 (Nos 333-130018, 333-114164, 333-105318, 333-105317, 333-101320, 333-100763, 333-43574, 333-57782, 333-79573, 333-79553, 333-56905, 333-39747 and 333-28725) and on Form S-3 (Nos 333-79659, 333-58659, 333-48513, 333-66120, 333-19601 and 333-67546).

VITALE, CATURANO & COMPANY, LTD.

November 4, 2008

Boston, Massachusetts